UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): August 31, 2005
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)
1308 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     (a) On August 31, 2005, Finisar Corporation (the “Company”) granted options to purchase 30,000 shares of common stock, exercisable at the fair market value of the common stock on the date of grant, to each of Dominique Trempont and Robert Stephens, non-employee directors. The options granted to Messrs. Trempont and Stephens will vest and become exercisable to the extent of one-third (1/3) of the shares subject to the option on each of the first three anniversaries of the date of grant, in each case subject to the optionee’s continued service as a director. The options expire on August 31, 2015. Each option was granted pursuant to the Company’s 1999 Stock Option Plan and the standard form of option agreement used for the grant of options under such plan.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (b) On August 31, 2005, Michael C. Child, a member of the Company’s Board of Directors, advised the Board that he will not stand for re-election to the Board. Mr. Child is a Class III director, and his term will expire on the date of the Company’s 2005 annual meeting of stockholders. Mr. Child’s decision to not stand for re-election is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices. The Company and the Board thank Mr. Child for his dedicated service and valued contributions to the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 7, 2005

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary

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